UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2008

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1800 Gateway Drive, Second Floor, San Mateo, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 571-1550

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 7, 2008, Glu Mobile Inc., a Delaware corporation ("Glu"), announced that as of 3:00 p.m. GMT on March 6, 2008, it had received valid acceptances representing approximately 77.69% of the issued share capital of Superscape Group plc ("Superscape") through its recommended cash tender offer for all of the outstanding shares of Superscape (the "Offer"). In addition, Glu holds approximately 3.25% of the issued share capital of Superscape that were acquired through share purchases made on Glu’s behalf by Panmure Gordon and that have been certified as meeting the requirements of Rule 10 of the U.K. City Code on Takeovers and can therefore be counted as valid acceptances. Therefore, as at 3:00 p.m. GMT on March 7, 2008, Glu owned or had received valid acceptances in respect of approximately 80.95 percent of the issued share capital of Superscape.

On March 7, 2008, Glu’s directors announced that all of the conditions of the Offer have been satisfied or waived, and the Offer has been declared unconditional in all respects. The Offer will remain open for acceptance until 3:00 p.m. GMT on March 21, 2008. Glu expects to complete the transactions contemplated by the Offer in the second quarter of 2008.

Assuming full acceptance of the Offer, based on 183,098,860 Superscape Shares, Glu would make a maximum aggregate cash payment to Superscape shareholders of approximately £18.3 million, or approximately $36.3 million based on the exchange rate at the close of trading in New York on March 6, 2008.

Settlement of the consideration due under the Offer will be effected on or before March 20, 2008 for Superscape shareholders who have already validly accepted the Offer. Settlement for Superscape shareholders who validly accept the Offer after March 7, 2008 will be effected within 14 days of receipt of their valid acceptance.

Superscape’s board of directors resigned effective March 7, 2008, and L. Gregory Ballard and Albert A. Pimentel, Chief Executive Officer and Chief Financial Officer, respectively, of Glu, have been appointed as the sole directors of Superscape. Glu will begin consolidating financial results of Superscape effective as of that time, subject to minority interest accounting requirements.

Glu has applied to the UK Listing Authority for the cancellation of listing of Superscape shares on the Official List and to the London Stock Exchange for cancellation of admission to trading of the Superscape shares on its market for listed securities, in each case to take effect on April 20, 2008. Glu intends, as soon as practicable once sufficient acceptances have been received, to apply the provisions of sections 979 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily all remaining Superscape shares on the same terms as the Offer. Glu also intends to apply for the re-registration of Superscape as a private limited company under the relevant provisions of the Companies Act 2006.

The foregoing description of the Offer is qualified in its entirety by reference to the full text of the Announcement of Offer Unconditional in All Respects, a copy of which is filed as Exhibit 2.01 to this report and is incorporated into this Item 1.01 by reference, and to the full text of the Offer Document dated January 25, 2008, a copy of which was filed as Exhibit 2.01 to a Form 8-K filed by Glu on January 25, 2008. A copy of the press release issued by Glu on March 7, 2008 concerning the extension of the offer period of the Offer is filed as Exhibit 99.01 to this report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statement of Business Acquired.

Glu intends to amend this report to file the required financial statements reflecting the acquisition of Superscape no later than 71 calendar days after the date that this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

Glu intends to amend this report to file the required financial statements reflecting the acquisition of Superscape no later than 71 calendar days after the date that this report on Form 8-K must be filed.

(d) Exhibits.

2.01 Announcement of Offer Unconditional in All Respects issued by Glu Mobile on March 7, 2008

99.01 Press Release issued by Glu Mobile Inc. on March 7, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

March 7, 2008	By:	/s/ Albert A. Pimentel

Name: Albert A. Pimentel
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.01	Announcement of Offer Unconditional in All Respects issued by Glu Mobile on March 7, 2008
99.01	Press Release issued by Glu Mobile Inc. on March 7, 2008